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                                                                    EXHIBIT 99.1
DATE: April 11, 2001

FROM:                                          FOR:
Padilla Speer Beardsley Inc.                   Tower Automotive, Inc.
224 Franklin Avenue West                       5211 Cascade Road S.E., Suite 300
Minneapolis, Minnesota 55404                   Grand Rapids, Michigan 49546

John Mackay (612) 871-8877                     Anthony Barone (616) 802-1600

FOR IMMEDIATE RELEASE

TOWER AUTOMOTIVE PROVIDES UPDATE ON FIRST-QUARTER OUTLOOK
COMPANY TO PRESENT AT THE MORGAN STANLEY DEAN WITTER GLOBAL AUTOMOTIVE CONFERENCE TODAY

     GRAND RAPIDS, April 11 -- Tower Automotive, Inc. (NYSE: TWR), will make a presentation in connection with the 16th Annual Global Automotive Week Conference today and in connection with such presentation will provide a general update on the outlook for first-quarter operating results for the period ended March 31, 2001.

     The company believes that revenues and operating earnings for the first quarter will be similar to fourth-quarter 2000 revenues of $629 million and operating earnings of $38 million, excluding the fourth-quarter restructuring charge. Operating earnings for the first quarter of 2001, as compared to the first quarter of 2000, were impacted by lower than anticipated Ford Explorer sales and higher related launch costs incurred during the 2001 period. In addition, other weaknesses in North American revenues contributed to a reduction in operating earnings when compared to the first quarter of 2000. The company plans to release first-quarter results on April 19.

     Based upon the preliminary estimates of earnings for the period, the company estimates availability under its revolving credit facility to be between $85 million and $95 million. Overall revolver capacity, unlimited by covenants under the revolving credit facility, is approximately $400 million.

     Tower Automotive, Inc., produces a broad range of assemblies and modules for vehicle structures and suspension systems for the automotive manufacturers, including Ford, DaimlerChrysler, GM, Honda, Toyota, Nissan, Auto Alliance, Fiat, Kia, Hyundai, BMW and Volkswagen. Products include body structural assemblies such as pillars and package trays, control arms, suspension links, engine cradles and full frame assemblies. The company is based in Grand Rapids, Mich., and has its corporate office in Minneapolis, Minn.

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the anticipated results as a result of certain risks and uncertainties, including but not limited to the finalization and standard review of the first-quarter results, and other risks detailed from time to time in the company's Securities and Exchange Commission filings.